Exhibit 99.1

Phillips 66 Partners Reports
First-Quarter Earnings

Highlights

•	Distributable cash flow of $41.9 million

•	EBITDA of $46.6 million

•	Net income of $35.4 million

•	Increased quarterly distribution by 9 percent to $0.37 per unit

•	Acquired equity interests in Sand Hills, Southern Hills and Explorer pipelines for $1.1 billion

•	Achieved investment-grade credit ratings

HOUSTON, April 30, 2015 – Phillips 66 Partners LP (NYSE: PSXP) announces first-quarter 2015 earnings of $35.4 million, or $0.39 per common limited partner unit. Earnings before interest, income taxes, depreciation and amortization (EBITDA) were $46.6 million in the first quarter, and distributable cash flow was $41.9 million.

“During the first quarter, we completed the $1.1 billion acquisition of equity interests in three pipeline systems, expanding our fee-based portfolio into NGL transportation and providing us with ownership in one of the largest refined products pipeline systems in the U.S.,” said Greg Garland, Phillips 66 Partners chairman and CEO. “This supports our goal of aggressive distribution growth, demonstrated by our recently announced quarterly cash distribution which represented a 35 percent increase from one year ago.”

Financial Results

Total revenues and other income for the first quarter of 2015 were $70.1 million, an increase of $7.4 million from fourth-quarter 2014 adjusted revenues of $62.7 million. First-quarter total revenues and other income included one month of equity earnings from DCP Sand Hills Pipeline, LLC, DCP Southern Hills Pipeline, LLC and Explorer Pipeline Company, and a full quarter’s revenue from the Bayway and Ferndale rail racks. Revenues from these acquired assets were partially offset by lower volumes from the Gold Line Products System due to turnaround activities at the WRB Borger Refinery. Including predecessor results, reported revenues were $64.8 million in the fourth quarter of 2014.

Total costs were $34.5 million in the first quarter of 2015, an increase of $8.2 million from fourth-quarter 2014 adjusted costs of $26.3 million. The increase was largely due to interest expense associated with the $1.1 billion senior notes issued in February 2015, as well as additional operating costs, general and administrative expenses and depreciation expenses for assets acquired in the latter part of 2014. Including predecessor results, reported costs were $28.3 million in the fourth quarter of 2014.

On April 22, 2015, the general partner’s board of directors declared a quarterly cash distribution of $0.37 per limited partner unit. This distribution represents a 9 percent increase compared with the fourth-quarter 2014 distribution of $0.34 per unit and a 35 percent increase from first quarter 2014.

Phillips 66 Partners Reports First Quarter Earnings

Financial Position and Liquidity

During the first quarter of 2015, the Partnership achieved investment-grade credit ratings and issued $1.1 billion of senior notes. Phillips 66 Partners also issued 5.25 million common units to the public for proceeds net of underwriting discounts of $384.5 million. Proceeds from the notes and equity offerings were used to fund the acquisition of the Sand Hills, Southern Hills and Explorer equity interests and repay outstanding debt. The Partnership plans to use the remaining proceeds to fund expansion capital expenditures and for general partnership purposes.

As of March 31, 2015, Phillips 66 Partners had $137.6 million in cash and cash equivalents and an unused $500 million revolving credit facility that may be expanded by up to an additional $250 million.

Hartford Terminal Diesel Pipeline Release

On April 17, 2015, a pipeline from the Hartford Terminal to a dock on the Mississippi River experienced a diesel fuel release. The release was halted on the same day. Phillips 66 Partners is working with the appropriate authorities and remediation efforts are underway. The Partnership currently expects costs associated with cleanup and remediation of the release to be in the range of $3 million to $5 million, most of which are expected to be recognized in the second quarter of 2015. Phillips 66 Partners carries property and third-party liability insurance, each in excess of $5 million self-insured retentions.

Strategic Update

Sand Hills, Southern Hills and Explorer Pipelines
On March 2, 2015, the Partnership completed the acquisition of Phillips 66’s one-third equity interests in Sand Hills and Southern Hills and 19.46 percent interest in Explorer. Sand Hills provides NGL transportation services from plants in the Permian Basin and Eagle Ford Shale to fractionation facilities along the Texas Gulf Coast, while Southern Hills provides similar offtake and delivery options from the Midcontinent region. Explorer transports refined products to more than 70 major cities, from the Texas Gulf Coast to Indiana.

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 3 p.m. EDT to discuss the Partnership’s first-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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Phillips 66 Partners Reports First Quarter Earnings

CONTACTS
Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings,” “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” “adjusted revenues” and “adjusted costs.” These are non-GAAP financial measures. EBITDA, adjusted EBITDA and distributable cash flow are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry, as well as help facilitate an assessment of our assets’ ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA, adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. We also include the revenues, costs and results of our operations excluding predecessor results. We believe that excluding predecessor results provides useful information to investors in assessing the results of operations most directly attributable to our common unitholders. These non-GAAP measures should not be considered as alternatives to GAAP revenues, costs and expenses, net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect revenues, costs and expenses, net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References in the release to earnings refer to net income. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports First Quarter Earnings

Results of Operations (Unaudited)

Factors Affecting Comparability

Effective Dec. 1, 2014, we acquired the Bayway and Ferndale rail racks from Phillips 66. The results of these acquired assets prior to their acquisition are referred to as “predecessors” in the tables below. Differences in revenues and expenses for the periods prior to and after the acquisition are detailed in the “Factors Affecting the Comparability of Our Financial Results” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2014 Annual Report on Form 10-K.

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q1 2015	Q4 2014
Selected Income Statement Data
Total revenues and other income	$70.1	64.8
Net income	35.4	36.3

Adjusted earnings*	35.4	36.2
Adjusted EBITDA*	46.6	42.6
Distributable cash flow	41.9	37.2
* Fourth-quarter 2014 adjusted results exclude predecessor results of acquired assets.

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.39	0.44
Subordinated units—Phillips 66	0.35	0.43

Selected Balance Sheet Data
Cash and cash equivalents	$137.6	8.3
Equity investments	800.8	—
Total assets	1,454.0	539.5
Total debt	1,099.7	429.6

Total Equity
Equity held by public
Common units	$801.4	415.3
Equity held by Phillips 66
Common units	58.0	57.1
Subordinated units	117.2	116.8
General partner	(656.5)	(517.0)
Accumulated other comprehensive loss	(1.5)	—
Total Equity	$318.6	72.2

Phillips 66 Partners Reports First Quarter Earnings

Statement of Income
	Millions of Dollars
	Q1 2015	Q4 2014
	Consolidated	Phillips 66 Partners LP	Predecessors	Consolidated
Revenues
Transportation and terminaling services—related parties	$62.8	61.0	2.1	63.1
Transportation and terminaling services—third parties	1.1	1.7	—	1.7
Equity in earnings of affiliates	6.1	—	—	—
Other income	0.1	—	—	—
Total revenues and other income	70.1	62.7	2.1	64.8

Costs and Expenses
Operating and maintenance expenses	14.8	13.2	1.0	14.2
Depreciation	5.1	4.0	0.5	4.5
General and administrative expenses	7.4	6.0	0.5	6.5
Taxes other than income taxes	1.3	0.9	—	0.9
Interest and debt expense	5.9	2.1	—	2.1
Other expenses	—	0.1	—	0.1
Total costs and expenses	34.5	26.3	2.0	28.3
Income before income taxes	35.6	36.4	0.1	36.5
Provision for income taxes	0.2	0.2	—	0.2
Net Income	$35.4	36.2	0.1	36.3

Selected Operating Data
	Thousands of Barrels Daily
	Q1 2015	Q4 2014
	Consolidated	Phillips 66 Partners LP	Predecessors	Consolidated
Pipeline, Terminal and Storage Volumes
Pipelines
Pipeline throughput volumes(1)
Crude oil	283	288	—	288
Refined products	462	439	—	439
Total	745	727	—	727

Terminals
Terminaling throughput and storage volumes
Crude oil(2)	558	482	50	532
Refined products	431	419	—	419
Total	989	901	50	951
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment. Excludes volumes from equity affiliates.
(2) Crude oil terminals include Bayway and Ferndale rail rack volumes.

Revenue per Barrel ($/BBL)
Average pipeline revenue*	$0.44	0.52	—	0.52
Average terminaling and storage revenue	0.38	0.34	0.47	0.34
* Excludes average pipeline revenue per barrel from equity affiliates.

Phillips 66 Partners Reports First Quarter Earnings

Cash Distributions
	Q1 2015	Q4 2014
Cash Distributions* ($ Millions)
Common units—public	$8.9	6.4
Common units—Phillips 66	8.4	7.1
Subordinated units—Phillips 66	13.0	12.0
General partner—Phillips 66	6.4	3.6
Total	$36.7	29.1
* Cash distributions declared attributable to the indicated periods.

Cash Distribution Per Unit (Dollars)	$0.37	0.34

Coverage Ratio	1.14	1.28

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q1 2015	Q4 2014
Reconciliation to Net Income
Net Income	$35.4	36.3
Plus:
Depreciation	5.1	4.5
Net interest expense	5.8	2.1
Amortization of deferred rentals	0.1	0.1
Provision for income taxes	0.2	0.2
EBITDA	46.6	43.2
Less:
EBITDA attributable to predecessors	—	0.6
Adjusted EBITDA	46.6	42.6
Plus:
Adjustments related to minimum volume commitments	1.1	(2.4)
Phillips 66 prefunded projects and indemnities	0.3	0.2
Transaction costs associated with acquisitions	1.4	1.0
Distributions in excess of equity earnings	0.7	—
Less:
Net interest	6.5	1.4
Maintenance capital expenditures	1.7	2.8
Distributable Cash Flow	$41.9	37.2
First-quarter 2015 distributable cash flow included $5.8 million of equity earnings for which the associated distributions from the equity affiliates are expected to be received in the second quarter of 2015. Distributable cash flow excluding these amounts would be $36.1 million.

Phillips 66 Partners Reports First Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q1 2015	Q4 2014
Reconciliation to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$31.4	47.7
Plus:
Net interest expense	5.8	2.1
Provision for income taxes	0.2	0.2
Changes in working capital	4.1	(6.5)
Undistributed equity earnings	5.8	—
Other	(0.7)	(0.3)
EBITDA	46.6	43.2
Less:
EBITDA attributable to predecessors	—	0.6
Adjusted EBITDA	46.6	42.6
Plus:
Adjustments related to minimum volume commitments	1.1	(2.4)
Phillips 66 prefunded projects and indemnities	0.3	0.2
Transaction costs associated with acquisitions	1.4	1.0
Distributions in excess of equity earnings	0.7	—
Less:
Net interest	6.5	1.4
Maintenance capital expenditures	1.7	2.8
Distributable Cash Flow	$41.9	37.2
First-quarter 2015 distributable cash flow included $5.8 million of equity earnings for which the associated distributions from the equity affiliates are expected to be received in the second quarter of 2015. Distributable cash flow excluding these amounts would be $36.1 million.